Exhibit 3.2

Prescribed by J. Kenneth Blackwell Ohio Secretary of State Central Ohio: (614) 466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)
www.state.oh.us/sos e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select one)
Mail Form to one of the Following:
☑ Yes	PO Box 1390 Columbus, OH 43216
*** Requires an additional fee of $100 ***

☐ No	PO Box 1028 Columbus, OH 43216

CERTIFICATE OF AMENDMENT BY

SHAREHOLDERS OR MEMBERS
(Domestic)
Filing Fee $50.00

(CHECK ONLY ONE(1) BOX)

(1) Domestic for Profit ☐ Amended (122-AMAP)	PLEASE READ INSTRUCTIONS ☑ Amendment (125-AMDS)	(2) Domestic Non-Profit ☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation	The Scotts Miracle-Gro Company

Charter Number	1501530

Name of Officer	James Hagedorn

Title	Chairman, President and Chief Executive Officer

☑ Please check if additional provisions are attached.

The above named Ohio corporation, does hereby certify that:

☐ A meeting of the	☐ shareholders	☐ directors (non-profit amended articles only)

☐ members was duly called and held on	(Date)
at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise % as the voting power of the corporation.

☑ In a writing signed by all of the	☑ shareholders	☐ directors (non-profit amended articles only)
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporation be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

All of the following information must be completed if an amended box is checked. If an amendment box is checked, complete the areas that apply.

FIRST:	The name of the corporation is:

SECOND:	The place in the state of Ohio where its principal office is located is in the City of:

	(city, village or township)	(county)
THIRD:	The purposes of the corporation are as follows:

FOURTH:	The number of shares which the corporation is authorized to have outstanding is: 100,195,000 (Does not apply to box (2))

REQUIRED
Must be authenticated (signed) by an authorized	/s/ James Hagedorn	March 18, 2005
representative
(See Instructions)	Authorized Representative	Date

James Hagedorn, Chairman, (Print Name) President and Chief Executive Officer

	Authorized Representative	Date
(Print Name)

ADDITIONAL PROVISIONS TO THE

CERTIFICATE OF AMENDMENT BY SHAREHOLDERS
TO
THE ARTICLES OF INCORPORATION OF
THE SCOTTS MIRACLE-GRO COMPANY
(Ohio Charter Number 1501530)

ARTICLE FOURTH CONTINUED:

      The authorized shares of the corporation, being One Hundred Million, One Hundred and Ninety-Five Thousand (100,195,000), consist of One Hundred Million (100,000,000) common shares, each without par value, and One Hundred and Ninety-Five Thousand (195,000) preferred shares, each without par value.

      The directors of the corporation are authorized to adopt amendments to the Articles of Incorporation in respect of any unissued preferred shares and thereby to fix or change, to the fullest extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights; pre-emptive rights; conversion rights; restrictions on issuance of shares; and such other rights, preferences and limitations as shall not be inconsistent with this Article FOURTH.

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